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                                                                      EXHIBIT 11

                               THE O'GARA COMPANY
               COMPUTATION OF PRO FORMA EARNINGS PER COMMON SHARE
             For the Three and Nine Months Ended September 30, 1996
                                   (unaudited)
                  (dollars in thousands, except per share data)

                                                                 Pro Forma
                                                              Weighted Average                                 Pro Forma
                                                              Number of Common         Pro Forma              Earnings per
                                                             Shares Outstanding        Net Income             Common Share
                                                             ------------------        ----------             ------------
Three Months Ended September 30, 1996
      Shares outstanding June 30, 1996                           4,490,383               $ --                      $--
      Dilutive stock options outstanding prior
           to exercise                                              84,496                 --                       --
      Issuance of common stock upon exercise
           of options                                               36,967                 --                       --
      Newly issued shares necessary to fund payment
           of certain indebtedness and AAA distributions
           (1,730,971 shares at $7.62 per share estimated
           net proceeds to fund $13,190,000)                     1,730,971                 --                       --
      Pro forma net income                                            --                  1,147                     --
                                                                ----------               ------                    -----
                                                                 6,342,817               $1,147                    $0.18
                                                                ==========               ======                    =====

Nine Months Ended September 30, 1996
      Shares oustanding December 31, 1995                        4,490,383               $ --                      $--
      Dilutive stock options outstanding prior
           to exercise                                             109,051                 --                       --
      Issuance of common stock upon exercise
           of options                                               12,412                 --                       --
      Newly issued shares necessary to fund payment
           of certain indebtedness and AAA distributions
           (1,730,971 shares at $7.62 per share estimated
           net proceeds to fund $13,190,000)                     1,730,971                 --                       --
      Pro forma net income                                            --                  3,600                     --
                                                                ----------               ------                    -----
                                                                 6,342,817               $3,600                    $0.57
                                                                ==========               ======                    =====
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